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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 33-35941, 33-43868, 33-43866, 33-45994, 33-45142, 33-54382, 33-65125, 33-69946, 33-75088, 333-28593 and 333-80729) on Form S-3 and the Registration Statements (Nos. 33-85154, 333-72916, 333-72918, 333-72920, 333-113387 and 333-113388) on Form S-8 of our report dated March 16, 2005, relating to the consolidated financial statements of Bentley Pharmaceuticals, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Bentley Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2005

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  EXHIBIT 23.1